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                                                                     EXHIBIT 5.1


                       [HUGHES & LUCE, L.L.P. LETTERHEAD]



                                April 24, 1998


Suiza Foods Corporation
3811 Turtle Creek Blvd., Suite 1300
Dallas, Texas 75219

Ladies and Gentlemen:


     We have acted as special counsel to Suiza Foods Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 2,421,224 shares of the Company's common stock (the "Shares"), as described in the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (File No. 333-46519). The Company proposes to issue Shares to the shareholders of Continental Can Company, Inc., a Delaware corporation ("Continental Can"), in connection with the acquisition of Continental Can. Capitalized terms not otherwise defined in this opinion have the meanings given to them in the Registration Statement.


     In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

     Based on the foregoing, we are of the opinion that the Shares, when issued and sold to the Continental Can shareholders as described in the Registration Statement and pursuant to the terms of the Merger Agreement (without waiver), will be validly issued, fully paid and nonassessable.

     This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Shares under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,



                                             /s/ HUGHES & LUCE, L.L.P.